Approved by the Board January 31, 1997



           EXECUTIVE MANAGEMENT INCENTIVE PLAN FOR 1997


1.   BUSINESS DEVELOPMENT (25 Points)

     The following objectives are weighted 40%, 40% and 20% respectively.

     A.   Real Estate Transactions                $220,000,000

     B.   Commercial - increase year to year in
          average outstanding of loans, leases,
          letters of credit & RFC portfolio       $ 60,000,000

          5 point bonus to total plan if
          average increase exceeds                $ 70,000,000

     C.   Share Loan, Single Family and
          Consumer                                $ 60,000,000

2.   CREDIT QUALITY (20 Points)

     The following objectives are weighted 40%, 40% and 20% respectively:

     A. As of year end the percentage of the total loan and LC portfolio that is non-performing (non-accruing, and OREO) will not exceed 1.5% of total loans and LC's.

               If non-performing assets are 1% or less of total loans at year end then the credit quality component of the Incentive Plan is weighted 25 points.

     B.   As of year end the dollar percentage of classified
          (substandard and doubtful) assets will not exceed 6% of total loans and LC's.

               If classified assets are 5% of total loans and LC's or less then this objective is weighted 50%.

     C. Overall loan administration objectives shall be achieved as reported by Credit Review and measured by the outside auditors, FCA and OTS.

3.   NET INCOME (25 Points)

     The following objectives are weighted 50%, 25% and 25% respectively:

     A. Meet budgeted net income. (Each additional $100,000 after the first $100,000 of net income in excess of budget adds 1 point to the total incentive calculation.)

     B.   Achieve 8.8% return on equity.

     C.   Achieve ratio of 60% or less of operating expense (less
          NCBDC contribution) divided by net revenue (plus up to 1% of gains on asset sales.)
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Executive  Management Incentive Plan for 1997
Page 2

4.   LOW INCOME/ AFFORDABLE HOUSING (15 Points)

     The following objectives are weighted 75% and 25% respectively and include NCBDC:

     A.   Arranged Transactions
               (loans, leases, arranged OPM, LC's and
               investments)                        $70,000,000

               Each $1 million in excess of the goal increases the weight of the low income goal by one point to a maximum of 20 points and increases the weight of this objective by 5% to a maximum of 90%.

     B. Conduct three new market or product opportunity assessments (50%) and implement one new opportunity
          (50%.)

5.   TRAINING AND PEOPLE DEVELOPMENT (10 points)

     The following objectives are weighted equally.

     A. 70% of promotional opportunities filled internally at grade 6 and above.

     B. 95% of employees have a personal development plan in place by year end.

6.   INNOVATION & CUSTOMER SATISFACTION (5 Points)

     A. Develop new ideas and new markets and review at least two annually with board

     B.   Achieve a customer satisfaction rating average of 55%
          in top box in annual customer survey.
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7.   AWARD LEVELS

          Points                   Incentive Award as Percent of
          Base Salary

          50 -  64.9               Up to          15%

          65 -  79.9               Up to          25%

          80 -  89.9               Up to          30%

          90 and over              Up to          35%

     Incentive awards are determined by the CEO for each participant based upon the results of this plan and the achievement of individual performance objectives.

8.   PARTICIPANTS

     C. E. Snyder
     C. Blakely
     C. H. Hackman
     M. Hiltz
     R. L. Reed
     T. W. Simonette